EXHIBIT 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
   NetStreams, Inc.:

We have audited the accompanying balance sheets of NetStreams, Inc. (the “Company”) as of March 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  The financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred operating losses since inception which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On November 3, 2009, Netstreams, Inc. was acquired by ClearOne Communications, Inc.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

September 30, 2009, except for Note 12, which is January 19, 2010.
Austin, Texas

NetStreams, Inc.
Balance Sheets

	March 31,		September 30,
	2009	2008	2009
Assets			(unaudited)
Current assets:
Cash and cash equivalents	$514,451	$2,593,843	$385,841
Accounts receivable, net	718,623	1,349,447	180,161
Inventories, net	1,946,149	1,949,821	1,049,840
Prepaid expenses and other current assets	356,259	268,696	338,040
Total current assets	3,535,482	6,161,807	1,953,882

Property and equipment, net	247,059	319,954	207,860
Total assets	$3,782,541	$6,481,761	$2,161,742

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,022,806	$1,835,860	$1,391,547
Accrued expenses	541,628	356,208	731,908
Current portion of long term debt	2,500,000	-	3,750,000
Total current liabilities	5,064,434	2,192,068	5,873,455

Long term debt	1,940,824	2,222,918	1,956,261
Total liabilities	7,005,258	4,414,986	7,829,716

Commitments and contingencies	-	-	-

Stockholders' equity:
Series B redeemable preferred stock; 8,708,334 shares authorized;
7,585,333 shares issued and outstanding; aggregate
liquidation preference of $18,200,000 as of March 31, 2009,
March 31, 2008 and September 30, 2009, respectively	17,302,860	17,302,860	17,302,860
Series A, A-1, and A-2 redeemable convertible preferred stock;
9,364,535, 9,284,535 and 9,364,535 shares authorized; 7,507,869 shares issued and outstanding; aggregate liquidation preference of $10,046,244, $9,346,902 and $10,515,033 as of March 31,
2009, March 31, 2008 and September 30, 2009, respectively	10,952,890	10,191,799	11,421,679
Common stock; $0.001 par value; 24,500,000, 23,000,000 and
24,500,000 shares authorized; 1,965,101 shares issued and
outstanding as of March 31, 2009, March 31, 2008 and
September 30, 2009, respectively	1,965	1,965	1,965
Additional paid-in capital	1,408,752	1,341,617	1,452,564
Accumulated deficit	(32,889,184)	(26,771,466)	(35,847,042)
Total stockholders' equity	(3,222,717)	2,066,775	(5,667,974)
Total liabilities and stockholders' equity	$3,782,541	$6,481,761	$2,161,742

See accompanying notes to financial statements.

NetStreams, Inc.
Statements of Operations

	Year ended March 31,		Six-Months Ended September 30,
	2009	2008	2009	2008
			(unaudited)	(unaudited)
Revenue
Net sales	$8,559,044	$9,469,562	$2,376,303	$4,944,822
Cost of goods sold (excluding depreciation expense)	5,095,708	5,652,345	2,027,042	2,632,962
Gross margin	3,463,336	3,817,217	349,261	2,311,860

Operating expenses
Selling, general and administrative expense	7,820,196	9,940,361	2,462,268	4,367,840
Marketing and promotional expenses	724,148	1,165,346	78,548	464,169
Depreciation expense	103,175	48,400	43,019	51,588
Total operating expenses	8,647,519	11,154,107	2,583,835	4,883,597

Loss from operations	(5,184,183)	(7,336,890)	(2,234,574)	(2,571,737)

Other income (expense)
Interest income	5,331	129,649	45	4,968
Interest expense	(239,524)	(227,242)	(254,540)	(68,107)
Total other expense	(234,193)	(97,593)	(254,495)	(63,139)

Net loss before income taxes	(5,418,376)	(7,434,483)	(2,489,069)	(2,634,876)

Income tax expense	-	-	-	-

Net loss	$(5,418,376)	$(7,434,483)	$(2,489,069)	$(2,634,876)

See accompanying notes to financial statements.

NetStreams, Inc.
Statements of Stockholders' Equity

	Series B		Series A , A-1, and A-2				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances at March 31, 2007	5,500,000	$12,527,444	7,507,869	$9,955,174	1,959,124	$1,981	$1,275,458	$(19,336,983)	4,423,074

Issuance of Series B preferred stock and Series A warrants, less related financing costs	2,083,333	4,775,416	-	225,000	-	-	-	-	5,000,416

Issuance of Series A warrants with amendment to loan agreement	-	-	-	11,625	-	-	-	-	11,625

Exercise of common stock options	-	-	-	-	5,977	(16)	613	-	597

Stock-based compensation expense	-	-	-	-	-	-	65,546	-	65,546

Net loss	-	-	-	-	-	-	-	(7,434,483)	(7,434,483)

Balances at March 31, 2008	7,583,333	17,302,860	7,507,869	10,191,799	1,965,101	1,965	1,341,617	(26,771,466)	2,066,775

Issuance of Series A-2 warrants with issuance of loan	-	-	-	61,749	-	-	-	-	61,749

Undeclared dividends	-	-	-	699,342	-	-	-	(699,342)	-

Stock-based compensation expense	-	-	-	-	-	-	67,135	-	67,135

Net loss	-	-	-	-	-	-	-	(5,418,376)	(5,418,376)

Balances at March 31, 2009	7,583,333	17,302,860	7,507,869	10,952,890	1,965,101	1,965	1,408,752	(32,889,184)	(3,222,717)

Undeclared dividends	-	-	-	468,789	-	-	-	(468,789)	-

Stock-based compensation expense	-	-	-	-	-	-	43,812	-	43,812

Net loss	-	-	-	-	-	-	-	(2,489,069)	(2,489,069)

Balances at September 30, 2009
(unaudited)	7,583,333	$17,302,860	7,507,869	$11,421,679	1,965,101	$1,965	$1,452,564	$(35,847,042)	$(5,667,974)

See accompanying notes to financial statements.

NetStreams, Inc.
Statements of Cash Flows

	Year ended March 31,		Six-Months Ended September 30,
	2009	2008	2009	2008
			(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(5,418,376)	$(7,434,483)	$(2,489,069)	$(2,634,876)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	103,175	48,400	43,019	51,588
Stock based compensation expense	67,135	65,546	43,812	33,568
Interest expense from issuance of warrants	2,573	11,625	15,437	—
Changes in operating assets and liabilities:
Accounts receivable	630,824	(300,899)	538,462	126,241
Inventory	3,672	(1,046,114)	896,309	95,924
Prepaid expenses and other current assets	(87,563)	(221,511)	18,219	(122,087)
Accounts payable	186,946	1,175,941	(631,259)	401,054
Accrued liabilities	185,420	(309,670)	190,280	256,951
Net cash used in operating activities	(4,326,194)	(8,011,165)	(1,374,790)	(1,791,637)

Cash flows from investing activities:
Purchases of property and equipment	(30,280)	(107,668)	(3,820)	(21,029)
Net cash used in investing activities	(30,280)	(107,668)	(3,820)	(21,029)

Cash flows from financing activities:
Proceeds from issuance of preferred stock and warrants,
net of related financing costs	—	5,000,416	—	—
Proceeds from issuance of debt	4,500,000	—	1,250,000	500,000
Repayment of debt	(2,222,918)	(22,082)	—	(254,870)
Proceeds from exercise of common stock options	—	597	—	—
Net cash provided by financing activities	2,277,082	4,978,931	1,250,000	245,130

Net decrease in cash and cash equivalents	(2,079,392)	(3,139,902)	(128,610)	(1,567,536)
Cash and cash equivalents at beginning of period	2,593,843	5,733,745	514,451	2,593,843
Cash and cash equivalents at end of period	$514,451	$2,593,843	$385,841	$1,026,307

Supplemental disclosure of cash flow information:
Cash paid for interest	$164,242	$222,480	$112,391	$68,107
Cash paid for income taxes	$-	$-	$-	$-

Non cash investing and financing activities:
Issuance of warrants to purchase Series A preferred stock in
conjunction with issuance of Series B preferred stock	$-	$225,000	$-	$-
Issuance of warrants to purchase Series A-2 preferred stock in
conjunction with issuance of debt	$61,749	$-	$-	$-
Undeclared preferred stock dividends	$699,342	$-	$468,789	$233,114

See accompanying notes to financial statements.

NETSTREAMS, INC.
Notes to Financial Statements

(1) Organization

NetStreams, Inc. (the Company), a Delaware corporation, was founded in April 2004 and is headquartered in Austin, Texas.  The Company sells multi-room audio systems, which allow for the distribution of music to multiple rooms in residences without the requirement of multiple stereo systems.

On November 3, 2009, all of the outstanding stock of the Company was acquired by ClearOne Communications, Inc. (ClearOne), a publicly traded company (Note 12).

(2) Going Concern

The Company has experienced operating losses since inception as a result of efforts to market and develop its products.  The Company plans to increase revenues and decrease operating costs as a percentage of revenues in order to achieve profitability and positive cash flows in the future.  There can be no assurance that the Company will ever achieve or sustain profitability or positive cash flow from operations.  To date, the Company has funded its activities primarily through private equity offerings, which have included sales of common and preferred stock, and the issuance of notes payable.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3) Summary of Significant Accounting Policies

a)	Basis of Presentation – The financial statements are prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

b)	Cash and Cash Equivalents – Cash and cash equivalents consist primarily of cash deposits and liquid investments with original maturities of three months or less when purchased and are stated at cost.

	March 31,		September
	2009	2008	30, 2009
			(unaudited)
Cash accounts	$514,451	$83,169	$305,796
Money market accounts	-	2,510,674	80,045
Total cash and cash equivalents	$514,451	$2,593,843	$385,841

c)
Concentration of Credit Risk - Financial instruments that potentially subject the Company to credit risk are cash, cash equivalents and accounts receivable.  The Company’s cash and cash equivalents are placed with high-credit, quality financial institutions and issuers.  The Company has not experienced any losses in such accounts, and the Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

NETSTREAMS, INC.
Notes to Financial Statements

(3) Summary of Significant Accounting Policies (continued)

The Company extends credit to its customers in the normal course of business after performing an initial credit evaluation and maintains allowances for potential credit losses.  The following customers represent significant percentages of revenue for the years ended and receivables as of March 31:

	Revenue		Receivables
Customer	2009	2008	2009	2008
Customer A	55%	62%	15%	48%
Customer B	8%	7%	15%	10%
Customer C	11%	3%	14%	6%
Customer D	1%	0%	13%	0%
Total	58%	58%	66%	66%

The following customers represent significant percentages of revenue for the six-months ended September 30, 2009 and 2008 and receivables as of September 30, 2009:

	Revenue		Receivables
	2009	2008	2009
Customer	(unaudited)	(unaudited)	(unaudited)
Customer A	20%	54%	2%
Customer C	13%	12%	1%
Customer D	9%	0%	0%
Total	44%	66%	3%

d)
Inventory – Inventories are comprised primarily of finished goods stated at the lower of cost (first-in, first out) or market through the use of an inventory valuation allowance. In order to assess the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements compared to current or committed inventory levels. Allowance requirements generally increase as the projected demand requirement decreases due to market conditions, technological and product life cycle changes.  The Company has recorded an inventory valuation allowance of $273,547 and $378,977 as of March 31, 2009 and 2008, respectively.  The inventory allowance was $284,005 as of September 30, 2009 (unaudited).

e)
Property and Equipment - Property and equipment are carried at cost less accumulated depreciation.  Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets, generally three to five years.

f)
Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.   Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.   If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.   Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

NETSTREAMS, INC.
Notes to Financial Statements

(3) Summary of Significant Accounting Policies (continued)

g)
Fair Value of Financial Instruments – As of April 1, 2008, the Company implemented fair value measurements for its financial assets and liabilities that are measured and reported at fair value at each reporting period and non-financial assets and liabilities that are remeasured and reported at fair value at least annually.

In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

As of March 31, 2009 and September 30, 2009, the carrying value of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and other accrued expenses approximates their fair values due to their short maturities.  Based on borrowing rates currently available to the Company for notes payable with similar terms, the carrying value of the Company’s long term debt approximates fair value.

h)
Stock-Based Compensation – The Company grants stock options to employees that allow them to purchase shares of the Company’s common stock. Options are also granted to members of the Board of Directors.  The Company determines the fair value of stock options at the date of grant using the Black-Scholes valuation model.  The cost is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). The Company recorded $67,135 and $65,546 in stock compensation expense for the years ended March 31, 2009 and 2008, respectively.  The Company recorded $43,812 and $33,568 in stock compensation expense for the six-months ended September 30, 2009 and 2008, respectively (unaudited).

i)
Advertising – All advertising costs are expensed as incurred.  Advertising expenses were approximately $85,000 and $172,000 during the years ended March 31, 2009 and 2008, respectively.   Advertising expenses were $23,919 and $71,951 during the six-months ended September 30, 2009 and 2008, respectively (unaudited).

j)
Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

k)
Accounts Receivable and Allowance- Accounts receivable are recorded at cost.  The Company periodically evaluates the adequacy of the allowance for doubtful accounts.  The allowance for doubtful accounts totaled $47,032 and $21,272 as of March 31, 2009 and 2008, respectively.  The allowance for doubtful accounts totaled $76,023 as of September 30, 2009 (unaudited).

NETSTREAMS, INC.
Notes to Financial Statements

 (3) Summary of Significant Accounting Policies (continued)

l)
Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company is subject to Texas margin tax, which is calculated as a percentage of taxable margin, rather than being based on federal taxable income.  For the years ended March 31, 2009 and 2008 and the six-months ended September 30, 2009 and 2008 (unaudited), the Company has recorded no Texas Margin expense.

m)
Revenue Recognition – The Company derives revenue from the sales of IP based audio/video control products.  The Company recognizes revenue for these products when it is realized or realizable and earned. Revenue is considered realized and earned when:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The Company’s fee to its customer is fixed or determinable; and
•	Collection of the resulting receivable is reasonably assured.

Revenue is recognized when title and risk of loss passes to the customer.  Delivery is considered complete when products have been shipped to the customer or title and risk of loss has transferred to the customer.

n)
Redeemable Preferred Stock – The Company Company’s Series B preferred stock contains a provision allowing the holders of the preferred stock to require redemption at any time after August 23, 2010 if the holders of a majority of the outstanding Series B preferred stock notify the Company in writing.  The Company’s Series A, A-1 and A-2 preferred stock contains a provision allowing the holders of the preferred stock to require redemption at any time after June 30, 2011 if two-thirds of the outstanding shares of Series A, A-1 and A-2 notify the Company in writing.   Since the Company’s redeemable preferred stock requires a vote of at least a majority of the preferred stock shareholders it is not considered mandatorily redeemable under Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity (ASC 480).  A financial instrument that embodies a conditional obligation to redeem the instrument by transferring assets upon an event not certain to occur becomes mandatorily redeemable—and, therefore, becomes a liability—if that event occurs, the condition is resolved, or the event becomes certain to occur.

The Company accounts for its redeemable preferred stock as equity in accordance with ASC 480, as the redeemable preferred stock is conditionally redeemable, as the occurrence of a shareholder vote is outside the Company’s control and there is not an unconditional obligation to redeem the preferred stock at a specified or determinable date.

NETSTREAMS, INC.
Notes to Financial Statements

(4) Property and Equipment

Property and equipment consist of the following:

	March 31,		September
	2009	2008	30, 2009
			(unaudited)
Furniture and fixtures	$57,772	$57,396	$57,772
Computers and other equipment	424,704	394,800	428,524
Leasehold improvements	150,848	150,848	150,848
	633,324	603,044	637,144
Less: accumulated depreciation	(386,265)	(283,090)	(429,284)
Total property and equipment, net	$247,059	$319,954	$207,860

Depreciation expense totaled $103,175 and $48,400 for the years ended March 31, 2009 and 2008, respectively.  Depreciation expense totaled $43,019 and $51,588 for the six-months ended September 30, 2009 and 2008, respectively (unaudited).

(5) Common Stock

As of March 31, 2009, the Company has authorized 24,500,000 shares of common stock for issuance. Shares of common stock have been reserved for the following:

Shares Authorized
Series A preferred stock outstanding	4,550,000
Series A-1 preferred stock outstanding	1,866,666
Series A-2 preferred stock outstanding	1,091,203
Series A preferred stock available for issuance	154,583
Series A-2 preferred stock available for issuance	25,355
Series A preferred stock warrants outstanding	1,595,417
Series A-1 preferred stock warrants outstanding	13,333
Series A-2 preferred stock warrants outstanding	67,978
Series B preferred stock outstanding	7,583,333
Series B preferred stock available for issuance	1,125,001
Common stock options outstanding	3,625,944
Common stock options available for grant	579,958
Common stock outstanding	1,965,101
Total	24,243,872

NETSTREAMS, INC.
Notes to Financial Statements

(6)	Long Term Debt

Long term debt consists of the following:

	March 31,		September
	2009	2008	30, 2009
			(unaudited)
Note payable due to lender, interest at 1.75% above the prime rate (7.0% at March 31, 2008), due February 14, 2010	$-	$2,222,918	$-
Note payable due to lender, interest at 7% above the prime rate (10.25% at March 31, 2009), due November 12, 2015, net of discount of $59,176 and $43,739 (unaudited) at March 31, 2009 and September 30, 2009, respectively	1,940,824	-	1,956,261
Notes payable to stockholders, interest at 8%, due on September 5, 2009. Note payable is in default as of September 5, 2009. Note was settled as a result of the acquisition (Note 12)	500,000	-	500,000
Notes payable to stockholders, interest at 8%, due on October 3, 2009. Note payable is in default as of October 3, 2009. Note was settled as a result of the acquisition (Note 12)	500,000	-	500,000
Notes payable to stockholders, interest at 8%, due on January 15, 2010	250,000	-	250,000
Notes payable to stockholders, interest at 8%, due on January 21, 2010	750,000	-	750,000
Notes payable to stockholders, interest at 8%, due on March 25, 2010	500,000	-	500,000
Notes payable to stockholders, interest at 8%, due on May 6, 2010	-	-	500,000
Notes payable to stockholders, interest at 8%, due on July 1, 2010	-	-	250,000
Notes payable to stockholders, interest at 8%, due on August 12, 2010	-	-	250,000
Notes payable to stockholders, interest at 8%, due on September 23, 2010	-	-	250,000

Total long-term debt, less unamortized discounts	4,440,824	2,222,918	5,706,261
Less: debt discount	(59,176)	-	(43,739)
Less: current maturities	(2,500,000)	-	(3,750,000)
Long term debt	$2,000,000	$2,222,918	$2,000,000

NETSTREAMS, INC.
Notes to Financial Statements

(6) Long Term Debt (continued)

In May 2004, the Company entered into a loan and security agreement (the “Facility”) with a lender to assist in financing the Company’s operating activities.  The Facility was amended on February 14, 2008.  Under the Facility, the Company can borrow a maximum of $4.0 million.  The Company pledged a continuing security interest to the lender on the Facility in the form of collateral, which includes eligible accounts receivable, inventory, copyrights, trademarks, goodwill, patents, and proceeds of such collateral. The Facility accrues interest at a rate of 1.75% above the prime rate, or 7.0% at March 31, 2008, and interest is payable monthly.  The Facility expires on February 14, 2010.  As of March 31, 2008, the Company had an outstanding Facility balance of $2,222,918.  The Facility matured and was paid off in October 2008.

In conjunction with the Facility amendment, the Company issued warrants to purchase 18,750 shares of Series A preferred stock with an exercise price of $1.00 per share.  The warrants have a fair value of $11,625 using the Black-Scholes option pricing model.  The warrants expire on February 14, 2015.  The warrants are recorded as a discount to the Facility and are being amortized as interest expense.  The warrants were fully amortized upon repayment.

On November 12, 2008, the Company entered into a loan and security agreement (the “New Facility”) with a lender to assist in financing the Company’s operating activities.  Under the New Facility, the Company can borrow a maximum of $2.0 million.  The Company pledged a continuing security interest to the lender on the New Facility in the form of collateral, which includes eligible accounts receivable, inventory, copyrights, trademarks, goodwill, patents, and proceeds of such collateral. The New Facility was amended on March 31, 2009 in which the debt shall bear interest on the outstanding balance at a rate equal to a variable rate of 7% above the Prime Rate (10.25% at March 31, 2009) then in effect and the interest is payable monthly.  The New Facility expires on November 12, 2015.  As of March 31, 2009 and September 30, 2009 (unaudited), the Company had an outstanding New Facility balance of $2,000,000.

In conjunction with the New Facility, the Company issued warrants to purchase 54,645 shares of Series A-2 preferred stock with an exercise price of $1.83 per share.  The warrants have a fair value of $61,749 using the Black-Scholes option pricing model.  The warrants expire on November 12, 2015.  The warrants are recorded as a discount to the debt and are being amortized as interest expense over the term of the debt.

During the period November 2008 to September 2009, the Company issued short term convertible notes payable totaling $3,750,000 to certain stockholders with an annual interest rate of 8%. The notes are payable one year from the date of issuance and are collateralized by substantially all assets of the Company and are subordinate to any lien established under the New Facility.  These notes contain a conversion feature which allow for conversion into Series B preferred stock at the discretion of the holder at the market value of the Series B preferred stock at the date of issuance.  The notes are mandatorily convertible into Series B preferred stock upon completion of a $5 million qualified financing at an 80% price discount to the price established in the qualified financing.  In accordance with ASC 470-20, Debt with Conversion and Other Options, the beneficial conversion feature will only be recorded upon the completion of a qualified financing.

Total accrued interest for the notes above was $56,667 and $12,952 at March 31, 2009 and 2008, respectively.  Total accrued interest for the notes above was $126,667 at September 30, 2009 (unaudited).

NETSTREAMS, INC.
Notes to Financial Statements

(6) Long Term Debt (continued)

As of September 30, 2009, future scheduled principal payments of long-term debt for the years ending March 31 are as follows:

2010*	$2,500,000
2011	1,516,667
2012	800,000
2013	800,000
2014	133,333
$5,750,000

* Future scheduled principal payments for the six-months ended March 31, 2010.

(7) Preferred Stock

As of March 31, 2009 and September 30, 2009 (unaudited), the Company has authorized 18,072,869 shares of preferred stock with a par value of $0.001 consisting of 6,300,000 shares designated as Series A convertible preferred stock, 1,879,999 shares designated as Series A-1 convertible preferred stock, 1,184,536 shares designated as Series A-2 convertible preferred stock, and 8,708,334 are shares designated as Series B redeemable preferred stock.

In fiscal year 2008, the Company issued 2,083,333 shares of redeemable Series B preferred stock (“Series B preferred stock”) and warrants to purchase 416,667 shares of Series A preferred stock with an exercise price of $1.00 per share and received $5,000,416 of proceeds, net of financing costs.  The warrants have a fair value of $225,000 using the Black-Scholes option pricing model.  The warrants expire on December 21, 2012.

Conversion

Each share of the various Series A preferred stock issuances is convertible, at the option of the holder, into one share of common stock, subject to certain anti-dilution adjustments. All outstanding shares of Series A preferred stock shall automatically convert on the earlier of (a) the closing of and funding of a qualified public offering or (b) the date specified by written consent or agreement of the holders of a majority of the then outstanding preferred stock (voting together as a single class and not as separate series, and on an as-converted basis).

The Company’s Series B preferred stock is not convertible into common stock.

Voting

The preferred stockholders have the right to one vote for each share of common stock into which such holders’ share of preferred stock could then be converted. The Series A Preferred stockholders, voting together as a single class, are entitled to elect one (1) Company Director. The holders of the outstanding common stock, voting together as a single class, are entitled to elect one (1) director.  The remainders of the Company directors are elected based on a majority in voting power of each of the outstanding (a) common stock, voting together as a single class, and (b) Series A, A-1, A-2 and B preferred stockholders, voting together as a single class.  As long as 750,000 shares of preferred stock remain outstanding, a majority of the holders of the preferred stock must approve any changes to the Articles of Incorporation, Bylaws, changes in authorized shares, sale of assets or change of control and certain other matters.

NETSTREAMS, INC.
Notes to Financial Statements

(7) Preferred Stock (continued)

Dividends

The holders of shares of the various Series A preferred stock issuances are entitled to receive in equal priority, when and as declared by the Board of Directors and out of funds legally available, cash dividends at the rate of $0.10 for Series A, $0.15 for Series A-1 and $0.1833 for Series A-2 per share per annum in preference to all other classes of stock. Dividends on each share of A, A-1 and A-2 preferred stock shall be cumulative beginning June 30, 2008 and shall accrue after such date on each share until paid, whether or not earned or declared.  Dividends may be paid in cash, or at the option of the Board of Directors, they may be paid in capital stock.  If dividends are paid in common stock, the Board of Directors shall determine the fair market value of the common stock on the date of grant.  Cumulative unpaid and undeclared dividends at March 31, 2009 and September 30, 2009, totaled $699,342 and $1,168,131 (unaudited), respectively.

The holders of Series B stock do not have any dividend preferences.

Liquidation Preference

All preferred shares have liquidation preference over common shares.  The Series B preferred stock ranks senior to all classes of preferred and common stock with respect to liquidation and redemption.  The liquidation prices for Series B preferred stock is $2.40 per share.  If there are any available funds and assets remaining after the payment or distribution to the holders of the Series B preferred stock of their preferential amounts, the holders of Series A, A-1 and A-2 preferred stock will receive $1.00, $1.50, and $1.83 per share, respectively.  If there are any available funds and assets remaining after the payment or distribution to the holders of the Series A Preferred stock of their preferential amounts, the holders of Series A Preferred and common stock will receive the remaining funds and assets of the Company. The Series A Preferred shares are treated for this purpose as having been converted into the number of shares of common stock into which the holders receive an aggregate amount (including amounts payable pursuant to their liquidation preference) equal to five times the original issuance price.  Thereafter, any remaining assets and funds of the Corporation will be distributed to the holders of common stock pro rata according to the number of shares of common stock held.

Redemption

The Company’s Series B preferred stock contains a provision allowing the holders to require redemption for $2.40 per share (i) at any time on or after August 23, 2010, if the holders of a majority of the then outstanding Series B preferred stock notify the Company in writing; (ii) the closing of and funding of a qualified public offering with gross proceeds of at least $25 million; (iii) the closing of a change of control of the Company.

NETSTREAMS, INC.
Notes to Financial Statements

At any time on or after June 30, 2011 (the “Series A Notice Date), the holders of at least two-thirds of the then outstanding Series A, A-1 and A-2 preferred stock (voting together as a single class, not as a separate series) may request that all of the then outstanding shares of preferred stock be redeemed.  The redemption shall occur in three annual installments of 50%, 25% and 25%, respectively of such shares, with the first such payment occurring no more than 30 days after the Series A Notice Date.   The redemption price to be paid by the Company for the preferred stock is equal to the per share liquidation preference.

(8) Stock Options

In 2004, the Company adopted a stock option plan (“the 2004 Plan”) under which any eligible person employed by or serving the Company has the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive to continue employment or service to the Company.  Options under the 2004 Plan are generally granted to employees and service providers at fair market value at the date of the grant. The fair market value, rate of exercisability, and expiration dates of the options granted are determined by the Board of Directors at the time of grant. The 2004 Plan authorized a maximum of 4,285,379 shares for grant.  At March 31, 2009 there were 579,958 shares available for grant under the 2004 Plan.  At September 30, 2009 there were 1,040,458 (unaudited) shares available for grant under the 2004 Plan.

The fair value for options was estimated at the date of grant using the Black-Scholes option pricing model.  There were no options granted during the six-months ended September 30, 2009 (unaudited).  The Company used the following weighted average assumptions for the years ended March 31, 2009 and 2008:

	March 31,
	2009	2008

Risk free interest rate	2.20 to 5.00%	3.75 to 5.00%
Expected dividend yield	0.0%	0.0%
Estimated volatility	60.0%	60.0%
Expected life	5 years	5 years
Per share weighted average fair value of the options	$0.18	$0.16

NETSTREAMS, INC.
Notes to Financial Statements

(8) Stock Options (continued)

The estimated fair value of options is amortized to expense over the vesting period.  All of the options granted during fiscal year 2009 and 2008 were granted with exercise prices equal to the amount determined to be the fair value of the common stock at the date of grant (as determined by the Company’s board of directors).

A summary of the activity under the Plan for the year ended March 31, 2009 and 2008 and the six-months ended September 30, 2009 is as follows:

Options	Shares	Weighted average exercise price
Outstanding at March 31, 2007	3,209,672	$0.17
Granted	400,000	0.20
Exercised	(5,977)	0.10
Forfeited	(261,667)	0.18
Outstanding at March 31, 2008	3,342,028	$0.16
Granted	648,250	0.21
Exercised	-	-
Forfeited	(364,334)	0.18
Outstanding at March 31, 2009	3,625,944	$0.18
Granted	-	-
Exercised	-	-
Forfeited	(420,500)	0.16
Outstanding at September 30, 2009 (unaudited)	3,205,444	$0.18

The following table summarizes information about options outstanding at March 31, 2009:

Exercise Prices	Shares	Weighted average remaining contractual life (years)	Vested Shares
$0.10	1,307,750	5.76	1,303,178
$0.20	1,606,944	7.63	1,008,168
$0.21	711,250	9.13	182,396
	3,625,944	7.12	2,493,742

The following table summarizes information about options outstanding at September 30, 2009 (unaudited):

Exercise Prices	Shares	Weighted average remaining contractual life (years)	Vested Shares
$0.10	1,142,250	5.03	1,141,113
$0.20	1,599,444	7.24	1,203,574
$0.21	463,750	8.55	1,61,491
	3,205,444	6.56	2,506,178

NETSTREAMS, INC.
Notes to Financial Statements

(8) Stock Options (continued)

The weighted average exercise price of the vested options was $0.15 as of March 31, 2009 and September 30, 2009 (unaudited). The weighted average remaining contractual life of options vested as of March 31, 2009 and September 30, 2009 was 6.55 and 6.06 (unaudited) years.

Unrecognized grant date value of options at March 31, 2009 and September 30, 2009 was $53,055 and $185,502 (unaudited) with a remaining amortization period of less than four years.

(9) Warrants

As of March 31, 2009 and September 30, 2009 (unaudited), the Company has the following preferred stock warrants outstanding:
Date	Warrants to Purchase	Exercise Price Per Share	Term
June 4, 2004	60,000 shares of Series A Preferred	$1.00	7 years
June 3, 2005	13,333 shares of Series A-1 Preferred	$1.50	7 years
April 26, 2006	13,333 shares of Series A-2 Preferred	$1.83	7 years
Var. Dates- FY 2007	1,100,000 shares of Series A Preferred	$1.00	5 years
December 31, 2007	416,667 shares of Series A Preferred	$1.00	5 years
February 14, 2008	18,750 shares of Series A Preferred	$1.00	7 years
November 12, 2008	54,645 shares of Series A-2 Preferred	$1.83	7 years

The preferred stock warrants are exercisable at any time from the date of the grant through the term of the warrant.  As of March 31, 2009 and September 30, 2009 (unaudited), no preferred stock warrants have been exercised.

(10) Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of March 31, 2009 and 2008 and September 30, 2009 (unaudited) are as follows:

	March 31,		September
	2009	2008	30, 2009
			(unaudited)
Deferred tax assets:
Net operating loss carryforwards	$9,848,000	$8,563,000	$10,689,000
Accrued expenses and other	37,000	35,000	50,000
	9,885,000	8,599,000	10,739,000
Less valuation allowance	(9,885,000)	(8,599,000)	(10,739,000)
	$-	$-	$-

NETSTREAMS, INC.
Notes to Financial Statements

(10) Income Taxes (continued)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including net operating loss carryforwards, the Company has provided a 100% valuation allowance on its deferred tax assets at March 31, 2010 and 2009 and September 30, 2009. The net operating loss carryforwards will expire beginning in 2024, if not utilized. The Internal Revenue Code Section 382 limits net operating loss and tax credit carryforwards when an ownership change of more than 50% of the value of the stock in a loss corporation occurs within a three-year period. Accordingly, the ability to utilize remaining net operating loss and tax credit carryforwards may be significantly restricted.

At March 31, 2009 and September 30, 2009, the Company has net operating loss carryforwards for federal income tax purposes of approximately $28 million and $30 million (unaudited), respectively, which are available to offset future federal taxable income, if any, through 2024.

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before taxes primarily as a result of the application of the valuation allowance.

(11) Commitments and Contingencies

Operating Leases - The Company leases office space under an operating lease. Rent expense on the Company’s operating leases was approximately $390,000 and $353,000 for the years ended March 31, 2009 and 2008.  Rent expense on the Company’s operating leases was approximately $156,000 and $205,000 for the six-months ended September 30, 2009 and 2008 (unaudited).  The total amount of base lease payments is being charged to expense on the straight-line method over the term of the lease.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the remainder of fiscal year 2010 and the years ending as of March 31st are as follows:

Year:
2010*	100,440
2011	161,693
2012	5,327
2013	-
Total minimum lease payments	$267,462

* Remaining minimum operating lease payments are for the six-months ended March 31, 2010.

Litigation - The Company from time to time may be involved in litigation relating to claims arising out of its ordinary course of business.  Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s financial position, results of operations or cash flows.

Risk Management - The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to these risks to an acceptable level.

NETSTREAMS, INC.
Notes to Financial Statements

(12) Subsequent Events

During the period April 1, 2009 through September 30, 2009 the Company issued short term convertible notes payable totaling $1,250,000 to certain stockholders with an annual interest rate of 8%. The notes are payable one year from the date of issuance and are collateralized by substantially all assets of the Company and are subordinate to any lien established under the New Facility.  These notes contain a conversion feature which allow for conversion into Series B preferred stock at the discretion of the holder at the market value of the Series B preferred stock at the date of issuance.  The notes are mandatorily convertible into Series B preferred stock upon completion of a $5 million qualified financing at an 80% price discount to the price established in the qualified financing.

Acquisition by ClearOne Communications, Inc.

Pursuant to an Agreement and Plan of Merger executed between the Company and ClearOne, ClearOne acquired all of the Company’s issued and outstanding shares on November 3, 2009. The merger agreement provided for ClearOne to pay $1.95 million in cash subject to final working capital adjustment and the assumption of $2 million of debt. As a result of the Agreement and Plan of Merger, the Company has operated as a wholly owned subsidiary of ClearOne since November 3, 2009.